Exhibit 99.1

Aerogen (ticker: AEGN, exchange: NASDAQ) News Release - 1/26/2004

Aerogen, Inc. Announces Closing of Private Offering of Convertible Debentures and Warrants

MOUNTAIN VIEW, Calif., Jan. 26 /PRNewswire-FirstCall/ — Aerogen, Inc. (Nasdaq: AEGN) today announced that is has closed a convertible debt financing, resulting in gross proceeds to Aerogen of $505,133. This financing has been provided to Aerogen by the Carpenter Family Trust, the trustees of which are Aerogen’s Chairman and Chief Executive Officer, Dr. Jane Shaw and her husband Peter Carpenter.

Under the terms of the investment, Aerogen has issued a secured convertible debenture with a face amount of $500,000 that bears interest at a rate of 10% per annum, and is due March 1, 2004. The conversion price of the debenture is $3.044, which is equal to the five-day trailing average of the daily closing bid prices of Aerogen’s common stock. If converted, the debenture would result in the issuance of approximately 164,258 shares of common stock. The Trust has also purchased a four-year warrant, exercisable on or after July 26, 2004, to purchase up to approximately 82,129 shares of common stock at an exercise price of $3.044 per share.

In connection with this transaction, SF Capital and the Company have amended the secured convertible debentures previously issued to SF Capital to permit this additional indebtedness, and to extend the maturity of SF Capital’s September 9, 2003 debenture to March 1, 2004.

The Company also announced today that it had placed nine employees on furlough in order to reduce short-term expenditures.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of the Company’s control and other uncertainties, and are subject to various risk factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in the Company’s reports and other filings with the U.S. Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2003, filed November 14, 2003. Aerogen does not undertake any obligation to update forward-looking statements.